Exhibit B-20


                                State of Delaware

                      Office of the Secretary of the State


I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "GPU DIVERSIFIED HOLDINGS LLC", FILED IN THIS OFFICE ON THE THIRD DAY OF AUGUST, A.D. 2000, AT 9:01 O'CLOCK A.M.



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                            CERTIFICATE OF FORMATION

                                       OF

                          GPU DIVERSIFIED HOLDINGS LLC


This Certificate of Formation of GPU Diversified Holdings LLC, has been duly executed and is being filed by Antonio Peguero, Jr., as an authorized person, to form a limited liability company under the Delaware limited Liability Company Act (6 Del. C. Section 18-101, et seq.).

(a)   The name of the limited liability company is GPU Diversified Holdings LLC.

(b) The address of its registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of GPU Diversified Holdings LLC this 3rd day of August, 2000.




                                    ---------------------------
                                    Antonio Peguero, Jr. as an
                                    authorized person